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                                                                    EXHIBIT 4(d)

                       CORN PRODUCTS INTERNATIONAL, INC.
                DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS
                (AMENDED AND RESTATED AS OF SEPTEMBER 19, 2001)

1.   PURPOSE AND ELIGIBILITY

     The purpose of the Plan is to (i) provide for compensation in the form of mandatorily deferred phantom stock units based upon shares of Common Stock of the Company (the "Common Stock") and to provide the opportunity for participants to defer up to 100% of their annual Board and Committee Chair retainers and (ii) establish terms for such deferral. All directors who are not, and have never been, employees of the Company shall be eligible to participate in the Plan.

2.   ADMINISTRATION

     The Plan shall be administered by the Compensation and Nominating Committee (the "Committee") of the Board of Directors. The members of the Committee shall be appointed by the Board. The Committee shall have full power and authority to interpret the terms of the Plan and to adopt such rules and procedures as it may deem advisable for the administration of the Plan. The interpretation of the Plan, all actions taken under the Plan, and the determination of all questions arising under the Plan shall be binding and conclusive on all persons for all purposes.

     The Committee may delegate to any officer or employee of the Company the duty to act for the Committee. Neither the Committee or any member thereof, nor any officer or employee of the Company, shall be liable for any act, omission, interpretation, construction, distribution or determination made in good faith in connection with the Plan. The members of the Committee and the officers and employees of the Company shall be entitled to indemnification by the Company in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the fullest extent permitted by law.

3.   STOCK COMPENSATION

     Fifty percent (50%) of the annual Board and Committee Chair retainers of the participating directors will be paid in the form of mandatorily deferred phantom stock units based upon shares of Common Stock which shall be credited to each director's Deferred Stock Account as provided in Section 4 and paid after death, removal, resignation or retirement from the Board as provided in
Section 5.

     Each director who is eligible to participate in this Plan for a calendar year may file an election to defer for such year the receipt of either seventy-five percent (75%) or one hundred percent (100%) of the director's annual

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Board and Committee Chair retainers which shall be credited to each such director's Deferred Stock Account as provided in Section 4 and paid after death, removal, resignation or retirement from the Board as provided in Section
5. Each deferral election made hereunder shall be on a form provided by the Company and filed with the Committee not later than the day immediately preceding the first day of such calendar year. A director who first assumes office after January 1 of any year may elect, prior to the earlier of (1) the first day of the next calendar quarter and (2) the date of the first meeting such director attends, to make such election for the remainder of such calendar year. Any such election to defer may not be revoked or changed by the director with respect to such calendar year, and shall remain effective for each succeeding year unless revoked or changed by the director with respect to a succeeding calendar year prior to the commencement of such succeeding calendar year.

4.   DEFERRED STOCK ACCOUNT

     The Committee shall establish and maintain for each participating director a Deferred Stock Account which shall be credited with an amount equal to fifty percent (50%) or, if so elected by such director, seventy-five percent (75%) or one hundred percent (100%) of the director's annual Board and Committee Chair retainers as of the date on which such retainers would have been paid to such director but for such mandatory and elective deferral.

     The number of phantom stock units which shall be credited to the Deferred Stock Account in respect of the deferred annual Board and Committee Chair retainers shall be equal to the amount of such cash retainers which is deferred, divided by the Fair Market Value (as defined below) of a share of Common Stock as of the end of each calendar quarter or as of such other date on which such retainers would have been paid to such director but for such election. For purposes of this Plan, "Fair Market Value" shall mean the average of high and low prices of Common Stock on the New York Stock Exchange on the date of the determination thereof, as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions.

     As of each date on which dividends are paid on the shares of Common Stock, the Company shall credit to each Deferred Stock Account established on its books pursuant to this section additional phantom stock units, the number of which shall be determined by multiplying the amount of such dividends per share of Common Stock by the number of phantom stock units then credited to such account, and dividing the product thereof by the Fair Market Value of a share of Common Stock on the applicable dividend payment date.

     After the end of each calendar year, the Company shall provide to each participating director a statement of account which will indicate any changes in the number of phantom stock units in the director's Deferred Stock Account during the past calendar year and the value of such units based on the Fair Market Value as of the last trading day of that year.

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5.   PAYMENT

     Payment of a director's Deferred Stock Account shall be made in one lump sum or as many as ten equal installments at such dates as may be determined by the director, but in no event earlier than six months following termination from the Board nor later than ten years and six months following termination from the Board and no more than once every calendar year. Payment of a director's Deferred Stock Account may be made in cash or shares of Common Stock, or any combination thereof in increments of twenty-five percent (25%), as the director shall determine. All fractional phantom stock units will be paid in cash. If the director fails to make a written election, then the Company will pay the entire Fair Market Value of his or her Deferred Stock Account in cash on the earlier of the date of the director's death or the date ten years and six months following his or her termination from the Board.

     Irrespective of any participating director's written election, if the director is removed from the Board rather than voluntarily resigning or retiring, then the Company will pay the entire Fair Market Value of his or her Deferred Stock Account in cash on the date of such removal.

6.   GRANTOR TRUST

     The Company may establish an irrevocable grantor trust with an independent trustee, which shall be a bank or trust company selected by the Company, and transfer to the trustee of that trust shares of Common Stock and cash or other assets in order to assist the Company in fulfilling its payment obligations thereunder. The governing trust instrument must require that the trustee shall establish a separate account in the trust fund for each participating director, based on the contributions made by or for such director, that all assets held in the trust shall remain available to satisfy the claims of general creditors of the Company in case of insolvency or bankruptcy and that the Company shall give timely written notice to the trustee of the insolvency or bankruptcy of the Company.

7.   NON-ASSIGNABILITY

     The rights and interest of a participating director hereunder may not be assigned, pledged or otherwise transferred except by will or the laws of descent and distribution.

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8.   AMENDMENTS AND TERMINATION

     The Board may at any time amend or terminate the Plan. No amendment or termination shall alter or impair existing rights in respect of a participating director's Deferred Stock Account.

     If the outstanding shares of Common Stock are changed by reason of any stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other corporate change, the Committee shall make such substitutions or adjustments to the Deferred Stock Accounts and the annual limitation on deferrals in Common Stock as it deems to be equitable and consistent with the provisions contained herein.

9.   GENERAL MATTERS

     Phantom stock units based upon shares of Common Stock credited to Deferred Stock Accounts under the Plan will be paid at the dates and in the manner provided for in Section 5 from the assets of the grantor trust established under
Section 6 and, to the extent the assets herein are not sufficient or such a trust has not been established, from the general assets of the Company. Prior to such payment, a director will have no interest under the Plan in any specific asset of the Company or any security interest in the assets of a grantor trust established under Section 6. Until the establishment and funding of such a trust, no certificates or book-entry statements of ownership of common stock shall be issued for phantom stock units credited to a participating director's Deferred Stock Account.

     All expenses incurred in administering the Plan and a grantor trust established under Section 6 will be paid by the Company.

10.  SUCCESSORS AND ASSIGNS

     The provisions of this Plan shall bind and inure to the benefit of the Company, its successors and assigns and each director who is a participant in this Plan and his or her heirs and beneficiaries.

11.  GOVERNING LAW

     This Plan shall be interpreted and construed in accordance with the laws of the State of Illinois, without regard to principles of conflicts of law.